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Exhibit 11  Computation of Earnings Per Share


                                                         For the Year Ended
                                                            December 31,
                                                    ----------------------------
                                                       1999            1998(1)
                                                     --------        -----------
                                                       (Dollars in thousands,
                                                     except per share amounts)

    BASIC:
       Net income..................................  $     9,040    $     1,396
       Dividends on restricted stock awards
          allocated but not vested.................          (73)             -
                                                     -----------     ----------
       Net income - basic..........................  $     8,967    $     1,396
                                                     ===========     ==========


     Basic:
          Weighted average shares outstanding......   11,241,089
          Less: Unallocated/unearned shares held
                stock benefit plans................   (1,096,064)
          Add:  ESOP shares released or committed
                to be released.....................       21,132
                                                      ----------
     Weighted average shares outstanding - basic...   10,166,157
                                                      ==========

     Earnings per share - basic....................  $      0.88            N/A


    DILUTED:
       Net income..................................  $     9,040    $     1,396
       Dividends on restricted stock awards
        allocated but not vested...................          (73)             -
       Dividends on restricted stock awards which
        are dilutive...............................            4              -
                                                     -----------    -----------

       Net income - diluted........................  $     8,971    $     1,396
                                                     ===========    ===========

       Basic weighted average shares outstanding...   10,166,157
       Add effect of dilutive instruments:

        Restricted stock awards....................       20,035
        Stock options..............................        7,313
                                                      ----------
       Dilutive weighted average shares
        outstanding................................   10,193,505
                                                      ==========


       Earnings per share diluted..................   $     0.88            N/A

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(1)  Earnings per share calculations are not meaningful for 1998 since the
     Company had no common stock outstanding until December 23, 1998.